Exhibit (k)(3)

EXPENSE LIMITATION AGREEMENT

EXPENSE LIMITATION AGREEMENT, effective as of June 9, 2004, by and between AIG Global Investment Corp. ("AIGGIC") and the AIG Strategic Hedge Fund of Funds (the "Fund").

WHEREAS, the Fund is a Delaware statutory trust organized under a Declaration of Trust ("Declaration of Trust"), and is registered under the Investment Company Act of 1940, as amended ("1940 Act"), as a closed-end management investment company;

WHEREAS, the Fund and AIGGIC have entered into an Investment Management Services Agreement ("Management Agreement"), pursuant to which AIGGIC will render investment management services to the Fund and (a) will receive an investment management fee at an annual rate based on the value of the Fund's month-end net assets and (b) may receive a performance fee or incentive fee calculated in accordance with the methodology described in the Management Agreement;

WHEREAS, the Fund and AIGGIC have entered into an Administrative Services Agreement ("Administrative Agreement"), pursuant to which AIGGIC will render administrative accounting and investor services to the Fund and will receive an administrative services fee at an annual rate based on the value of month end assets of the Fund;

WHEREAS, the Fund and AIGGIC have determined that it is appropriate and in the best interests of the Fund and its shareholders to maintain the expenses of the Fund at the Maximum Annual Operating Expense Limit (as hereinafter defined);

NOW THEREFORE, the parties hereto agree as follows:

I.   Expense Limitation.

1.1. Applicable Expense Limit. To the extent that the aggregate expenses of every character incurred by the Fund in a fiscal year, including but not limited to administrative services fees and investment management fees paid by the Fund to AIGGIC (but specifically excluding all interest, taxes, brokerage commissions, extraordinary fees and expenses not incurred in the ordinary course of the Fund's business, and any performance fee or incentive fee or compensation paid by the Fund to AIGGIC pursuant to the Management Agreement) ("Fund Operating Expenses"), exceed the Maximum Annual Operating Expense Limit, as defined in Section 1.2 below, such excess amount ("Excess Amount") shall be the liability of AIGGIC.

1.2. Maximum Annual Operating Expense Limit. The Maximum Annual Operating Expense Limit of the Fund shall be 2.25%, based on the average month-end net assets of the Fund. The Fund's month-end net assets shall be determined by (a) adding all subscriptions for the month to the Fund's prior month-end net assets and (b) subtracting from the prior month-end net assets all amounts repurchased by the Fund during that one month period.

1.3. Method of Computation. To determine AIGGIC's liability with respect to the Excess Amount, each month the Fund Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month exceed the Maximum Annual Operating Expense Limit, AIGGIC shall first waive or reduce its investment management fees (other than performance fees or incentive fees or compensation) and administrative services fees for such month by an amount sufficient to reduce the annualized Fund Operating Expenses to an amount no higher than the Maximum Annual Operating Expense Limit. If the amount of the waived or reduced investment management fees and administrative services fees for any such month is insufficient to pay the Excess Amount, AIGGIC shall promptly remit to the Fund an amount that, together with the waived or reduced investment management fees and administrative services fees, is sufficient to pay such Excess Amount.

1.4. Year End Adjustment. If necessary, on or before the last business day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the investment management fees and administrative services fees waived or reduced and other payments remitted by AIGGIC to the Fund with respect to the previous fiscal year shall equal the Excess Amount.

II.   Reimbursement of Fee Waivers and Expense Reimbursements.

2.1. Reimbursement. If the Management Agreement and Administrative Agreement are still in effect and the estimated aggregate Fund Operating Expenses of the Fund for the fiscal year are less than the Maximum Annual Operating Expense Limit for that year, subject to quarterly approval by the Fund's Board of Trustees ("Board") as provided in Section 2.2 below, AIGGIC shall be entitled to reimbursement by the Fund, in whole or in part as provided below, of the investment management fees and administrative services fees waived or reduced and other payments remitted by AIGGIC to the Fund pursuant to Section 1 hereof. The total amount of reimbursement to which AIGGIC may be entitled ("Reimbursement Amount") shall equal, at any time, the sum of all investment management fees and administrative services fees previously waived or reduced by AIGGIC and all other payments remitted by AIGGIC to the Fund, pursuant to Section 1 hereof, during any of the previous three (3) fiscal years, less any reimbursement previously paid by the Fund to AIGGIC with respect to such waivers, reductions, and payments. The Reimbursement Amount shall not include any additional charges or fees whatsoever, including, e.g. interest accruable on the Reimbursement Amount.

2.2. Board Approval. No reimbursement shall be paid to AIGGIC pursuant to this provision in any fiscal quarter, unless the Board has determined that the payment of such reimbursement is in the best interests of the Fund and its shareholders. The Board shall determine quarterly in advance whether any reimbursement may be paid to AIGGIC by the Fund in such quarter.

2.3. Method of Computation. To determine the Reimbursement Amount, each month Fund Operating Expenses shall be annualized as of the last day of the month. If the annualized Fund Operating Expenses for any month are less than the Maximum Annual Operating Expense Limit, the Fund, with the prior approval of the Board, shall pay to AIGGIC an amount sufficient to increase the annualized Fund Operating Expenses to an amount no greater than the Maximum Annual Operating Expense Limit, provided that such amount paid to AIGGIC will in no event exceed the total Reimbursement Amount.

2.4. Year End Adjustment. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the actual Fund Operating Expenses of the Fund for the prior fiscal year (including any reimbursement payments hereunder with respect to such fiscal year) do not exceed the Maximum Annual Operating Expense Limit.

III.   Term and Termination Agreement.

This agreement shall continue in effect until March 31, 2005, and shall thereafter automatically renew for one year terms. After March 31, 2005, this Agreement may be terminated by either party hereto, without payment of any penalty, upon ninety (90) days' prior written notice to the other party at its principal place of business; provided that, in the case of termination by the Fund, such action shall be authorized by resolution of a majority of the Trustees who are not interested persons, within the meaning of the 1940 Act, of the Fund or by a vote of a majority of the outstanding voting securities of the Fund.

IV.   Miscellaneous.

4.1. Cautions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

4.2. Interpretation. Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Fund's Declaration of Trust or Bylaws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Fund.

4.3. Definitions. Any question of interpretation of any term or provision of this Agreement, including but not limited to the advisory services fee or administrative services fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Management Agreement and Administrative Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Management Agreement and Administrative Agreement or the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

AIG STRATEGIC HEDGE FUND OF FUNDS	AIG GLOBAL ASSET MANAGEMENT HOLDINGS CORP

By: /s/ Todd Spillane	By: /s/ Steven Guterman
Name: Todd Spillane	Name: Steven Guterman
Title: Trusteee	Title: Senior Managing Director